Exhibit 99

Media Contact:    Tom Robinson
                            816-556-2902
Investor Contact:  Todd Kobayashi
                            816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY'S STRONG WHOLESALE SALES
DRIVE OUTSTANDING FIRST QUARTER RESULTS

KANSAS CITY, MO, April 23, 2003 -- Great Plains Energy Incorporated (NYSE:GXP) today announced first quarter 2003 earnings of $14.1 million, or $0.20 per share compared to a first quarter 2002 loss of $6.3 million, or $0.10 per share. These results include an impairment charge of $0.08 per share at KLT Gas. The Company reported first quarter 2003 revenues of $476.7 million, up 33% or $117.9 million over the prior year. The revenue increase is due primarily to a 74% increase in wholesale MWH sales at higher market prices within the utility and continued sales growth at Strategic Energy. Compared to 2002, the increase in revenues was partially offset by $0.03 per share in additional pension expense and $0.03 per share in dilution from the 2002 secondary stock offering. The first quarter 2002 results were impacted by $0.15 per share from the January 2002 ice storm, and a $0.05 per share write-down resulting from the adoption of a new accounting standard for reporting goodwill.

For 2003, the Company affirms the earnings guidance to be in the range of $1.90 to $2.00 per share excluding the $0.08 per share impairment of a KLT Gas property. Since a majority of earnings occur during the second and third quarters, the Company believes it is premature to adjust earnings guidance.

First Quarter Highlights:

-   Kansas City Power & Light (KCP&L) reported record first quarter wholesale revenues of $46.3 million, an increase of 164% over 2002 due to higher market prices and a 74% increase in MWH sales.

-   KCP&L's retail revenues increased 4% over 2002 due to strong residential consumption and favorable weather compared to last year.

-   Strategic Energy continued its profitable growth with MWH sales up 70% and earnings up 42%.

Chairman Bernie Beaudoin commented, "We delivered impressive earnings for our shareholders through our utility's record wholesale revenues and Strategic Energy's continued growth. The Company's results prove that we continue to perform in a soft economy."

Kansas City Power & Light
KCP&L, an integrated electric utility, reported earnings for the current quarter of $13.4 million, or $0.19 per share compared to a loss of $6.9 million or $0.11 per share in 2002. First quarter revenues were $234.4 million, up 18% from $198.9 million in the first quarter of 2002.

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Wholesale revenues increased 164% to a record $46.3 million from $17.5 million for the first quarter of 2002 over the prior year period. The sharp increase of these revenues was due to higher wholesale power prices and a 13% increase in availability of the generation fleet due to the timing of plant maintenance outages.

Retail revenues increased 4% to $185.2 million in 2003 compared to $178.3 million in 2002 due to favorable weather compared to last year and continued residential and commercial load growth. Excluding the $2.6 million effect of the Kansas rate reduction, retail revenues would have increased 5.4%.

Strategic Energy
Strategic Energy, a power supply coordination services provider, continued its strong growth in the first quarter. Earnings for the current quarter were $9.8 million or $0.14 per share, an increase of 42% compared to $6.9 million or $0.11 per share for the same period in 2002. These results were driven by a 70% increase in MWh delivered to 3.8 million from 2.2 million in the same period of 2002, and a 6% increase in Great Plains Energy's ownership interest in Strategic Energy from the first quarter of 2002. Strategic Energy also entered the Michigan market and signed their first customers during the quarter.

KLT Gas
KLT Gas, an unconventional natural gas resources exploration and development company, reported a loss of $6.5 million or $0.09 per share compared to a loss of $0.1 million in 2002. The 2003 loss includes an impairment charge of approximately $0.08 per share due to a lower future production estimate that affected the valuation of a gas property.

Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing load aggregation and power supply coordination; and KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

Great Plains Energy Incorporated will broadcast a discussion of these results via webcast on Thursday, April 24, 2003, at 9:00 AM EST / 8:00 AM CST. The web cast can be accessed on the

Company's web site: www.greatplainsenergy.com. A replay and script of the conference call will be available on the web site until the close of business on May 8, 2003.

CERTAIN FORWARD-LOOKING INFORMATION - Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions including, but not limited to, changes in interest rates; ability to maintain current credit ratings; availability and cost of capital; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost and availability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Great Plains Energy
Consolidated Earnings and Earnings Per Share

	Earnings		Earnings per Great Plains Energy Share
	2003	2002	2003	2002
	(millions)
Three Months Ended March 31
KCP&L	$13.4	$(6.9)	$0.19	$(0.11)
Strategic Energy	9.8	6.9	0.14	0.11
KLT Gas	(6.5)	(0.1)	(0.09)	-
KLT Investments	2.3	0.5	0.03	-
Other	(4.9)	(3.7)	(0.07)	(0.05)
Earnings excluding cumulative effect	14.1	(3.3)	0.20	(0.05)
Cumulative effect to January 1, 2002
of a change in accounting principle	-	(3.0)	-	(0.05)
Total	$14.1	$(6.3)	$0.20	$(0.10)

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GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

Three months ended March 31	2003	2002
Operating Revenues
Electric revenues - KCP&L	$234,392	$198,909
Electric revenues - Strategic Energy	228,952	146,014
Other revenues	13,321	13,883
Total	476,665	358,806
Operating Expenses
Fuel	37,394	34,007
Purchased power - KCP&L	16,073	10,931
Purchased power - Strategic Energy	199,943	124,992
Other	82,624	78,056
Maintenance	23,090	34,934
Depreciation and depletion	36,046	37,431
General taxes	24,938	23,161
Loss on property	8,985	41
Total	429,093	343,553
Operating income	47,572	15,253
Loss from equity investments	(293)	(316)
Minority interest in subsidiaries	(2,254)	(2,437)
Non-operating income	1,320	1,217
Non-operating expenses	(4,805)	(8,382)
Interest charges	19,889	20,798
Income (loss) before income taxes and cumulative
effect of a change in accounting principle	21,651	(15,463)
Income taxes	7,096	(12,566)
Income (loss) before cumulative effect
of a change in accounting principle	14,555	(2,897)
Cumulative effect to January 1, 2002, of
a change in accounting principle	-	(3,000)
Net income (loss)	14,555	(5,897)
Preferred stock dividend requirements	411	412
Earnings (loss) available for common stock	$14,144	$(6,309)
Average number of common shares outstanding	69,190	61,884
Basic and diluted earnings (loss) per common share before
cumulative effect of a change in accounting principle	$0.20	$(0.05)
Cumulative effect to January 1, 2002, of a change
in accounting principle	-	(0.05)
Basic and diluted earnings (loss) per common share	$0.20	$(0.10)
Cash dividends per common share	$0.415	$0.415

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GREAT PLAINS ENERGY INCORPORATED
Summary Income Statement by Segment
Three months ended March 31, 2003

Three months ended March 31, 2003	Consolidated GPE	KCP&L	Strategic Energy	KLT Gas	Other
Operating revenues	$476.7	$234.4	$229.2	$0.4	$12.7
Fuel	(37.4)	(37.4)
Purchased power	(216.0)	(16.1)	(199.9)
Revenues, net of
fuel and purchased power	223.3	180.9	29.3	0.4	12.7
Other	(130.7)	(103.0)	(9.4)	(1.5)	(16.8)
Depreciation and depletion	(36.0)	(34.6)	(0.3)	(0.3)	(0.8)
Loss on property	(9.0)	(9.0)
Operating income (loss)	47.6	43.3	19.6	(10.4)	(4.9)
Loss from equity investments	(0.3)	(0.3)
Non-operating income (expenses)	(5.8)	(1.4)	(2.1)	(2.3)
Interest charges	(19.9)	(17.8)	(0.1)	(0.2)	(1.8)
Income taxes	(7.1)	(10.7)	(7.6)	4.1	7.1
Net income	$14.5	$13.4	$9.8	$(6.5)	$(2.2)
Earnings per GPE common share	$0.20	$0.19	$0.14	$(0.09)	$(0.04)

Favorable/(Unfavorable) variance from three months ended March 31, 2002	Consolidated GPE	KCP&L	Strategic Energy	KLT Gas	Other
Operating revenues	$117.9	$35.5	$82.8	$0.2	$(0.6)
Fuel	(3.4)	(3.4)
Purchased power	(80.1)	(5.2)	(74.9)
Revenues, net of
fuel and purchased power	34.4	26.9	7.9	0.2	(0.6)
Other	5.5	7.8	(2.4)	1.0	(0.9)
Depreciation and depletion	1.4	1.2	(0.1)	0.3
Gain (loss) on property	(9.0)	(8.9)	(0.1)
Operating income (loss)	32.3	35.9	5.4	(7.7)	(1.3)
Loss from equity investments	0.0
Non-operating income (expenses)	3.9	0.5	0.3	(0.3)	3.4
Interest charges	0.9	1.2	(0.2)	(0.1)
Income taxes	(19.7)	(17.3)	(2.8)	1.8	(1.4)
Net income (loss)	$17.4	$20.3	$2.9	$(6.4)	$0.6
Earnings (loss) per GPE common share	$0.30	$0.30	$0.03	$(0.09)	$0.06

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31 2003	December 31 2002
	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$105,805	$65,302
Restricted cash	59,920	-
Receivables	174,450	200,972
Fuel inventories, at average cost	21,431	21,311
Materials and supplies, at average cost	51,056	50,800
Deferred income taxes	4,326	3,233
Other	19,142	19,543
Total	436,130	361,161
Nonutility Property and Investments
Affordable housing limited partnerships	65,463	68,644
Gas property and investments	40,143	45,419
Nuclear decommissioning trust fund	63,514	63,283
Other	58,552	63,964
Total	227,672	241,310
Utility Plant, at Original Cost
Electric	4,476,836	4,428,433
Less-accumulated depreciation	1,935,840	1,885,389
Net utility plant in service	2,540,996	2,543,044
Construction work in progress	47,041	39,519
Nuclear fuel, net of amortization of $125,411 and $121,951	20,529	21,506
Total	2,608,566	2,604,069
Deferred Charges
Regulatory assets	147,130	128,901
Prepaid pension costs	83,766	85,945
Goodwill	46,056	46,058
Other deferred charges	39,774	39,295
Total	316,726	300,199
Total	$3,589,094	$3,506,739

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GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31 2003	December 31 2002
	(thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$149,600	$44,679
Current maturities of long-term debt	30,088	134,092
EIRR bonds classified as current	81,000	81,000
Accounts payable	168,673	175,547
Accrued taxes	31,175	29,257
Accrued interest	13,125	16,407
Accrued payroll and vacations	21,553	28,000
Accrued refueling outage costs	11,093	8,292
Supplier collateral	59,920	-
Other	39,370	32,816
Total	605,597	550,090
Deferred Credits and Other Liabilities
Deferred income taxes	589,622	593,169
Deferred investment tax credits	40,567	41,565
Asset retirement obligation	102,057	-
Accrued nuclear decommissioning costs	-	64,584
Pension liability	76,350	73,251
Other	82,746	81,275
Total	891,342	853,844
Capitalization	2,092,155	2,102,805
Commitments and Contingencies
Total	$3,589,094	$3,506,739

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